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                                                                     EXHIBIT #99

IMMEDIATELY                                                        Ray Boyce
                                                                   212/572-7172



                      SEAGRAM SELLS TIME WARNER SHARES AND
                AUTHORIZES INCREASE IN ITS SHARE PURCHASE PROGRAM

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MONTREAL, May 28, 1997 -- The Seagram Company Ltd. announced today that Seagram has sold to Merrill Lynch & Co. 30 million shares of Time Warner common stock for $1.39 billion in cash. Seagram continues to hold approximately 26.8 million Time Warner shares and has agreed not to sell them for a period of 120 days without Merrill Lynch & Co.'s consent.

Net proceeds after tax will be approximately $1.33 billion and will be used for general corporate purposes, including repayment of debt and share repurchases under Seagram's share purchase program. In that regard, Seagram also announced that the Board of Directors has authorized an increase in the size of its share purchase program to 10 percent of the public float (up to approximately 23.6 million common shares), subject to appropriate regulatory filings.

Edgar Bronfman, Jr., president and chief executive officer of Seagram, stated:
"As we have said before, since our acquisition of Universal Studios, Inc. in June 1995, our position in Time Warner has been non-strategic. Given the recent price improvement in Time Warner stock, we believe this was an appropriate time to reduce the size of our holdings. We remain a significant shareholder and see prospects for further appreciation in the price of Time Warner stock."

The Seagram Company Ltd. operates in two global business segments: beverages and entertainment. The beverage businesses are engaged principally in the production and marketing of distilled spirits, wines, fruit juices, coolers, beers and mixers throughout more than 150 countries and territories. The entertainment company, Universal Studios, Inc., produces and distributes motion picture, television and home video products, and recorded music; and operates theme parks and retail stores. Headquartered in Montreal, Seagram employs 30,000 people worldwide.


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